This announcement is neither an offer to exchange nor a solicitation of an offer to exchange Shares. The Offer is made solely by the Prospectus, dated July 3, 1996, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Western Resources, Inc. by Salomon Brothers Inc or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                          NOTICE OF OFFER TO EXCHANGE
                    EACH OUTSTANDING SHARE OF COMMON STOCK

                                      OF

                       KANSAS CITY POWER & LIGHT COMPANY

                                      FOR

                            $31.00 OF COMMON STOCK
                  (SUBJECT TO ADJUSTMENT AS DESCRIBED BELOW)

                                      OF


                            WESTERN RESOURCES, INC.

  Western Resources, Inc., a Kansas corporation ("Western Resources"), hereby offers, upon the terms and subject to the conditions set forth in the Prospectus dated July 3, 1996 (the "Prospectus"), and in the related Letter of Transmittal (collectively, the "Offer"), to exchange shares of common stock, par value $5.00 per share, of Western Resources (the "Western Resources Common Stock"), for each outstanding share of common stock, without par value (each a "Share" and collectively, the "Shares"), of Kansas City Power & Light Company, a Missouri corporation ("KCPL"), validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn. Each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive that number of shares of Western Resources Common Stock equal to the Exchange Ratio. The term "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $31.00 by the average of the high and low sales prices of Western Resources Common Stock (as reported on the New York Stock Exchange (the "NYSE") Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) (the "Western Resources Average Price") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Expiration Date; provided, that the Exchange Ratio shall not be less than 0.933 nor greater than 1.100. Pursuant to the Exchange Ratio, each Share will be exchanged for $31.00 of Western Resources Common Stock if the Western Resources Average Price is between $33.23 and $28.18. If the Western Resources Average Price is greater than $33.23, each Share will be exchanged for more than $31.00 of Western Resources Common Stock and, conversely, if the Western Resources Average Price is less than $28.18, each Share will be exchanged for less than $31.00 of Western Resources Common Stock. On July 2, 1996, the closing price of Western Resources Common Stock on the NYSE was $30.625. Based on such closing price, the Exchange Ratio would be 1.01224 and each Share would be exchanged for $31.00 of Western Resources Common Stock. The Exchange Ratio will change as the market price of Western Resources Common Stock changes. KCPL Shareholders (as defined in the Prospectus) may call (800) 621-0518 any time on or after the date hereof through the Expiration Date for the current Exchange Ratio calculated based on the then-current Western Resources Average Price for the twenty consecutive trading days ending with the third trading day immediately preceding the date the call is placed. The actual Western Resources Average Price and the Exchange Ratio will be calculated as of the third trading day immediately prior to the Effective Time (as defined in the Prospectus) and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON SEPTEMBER 20, 1996, UNLESS THE OFFER IS EXTENDED.

  The purpose of the Offer is to obtain control of, and ultimately exchange the entire common equity interest in, KCPL. Western Resources intends, as soon as practicable after consummation of the Offer, to seek to merge KCPL with and into Western Resources (the "Merger") pursuant to Section 351.447 of the Missouri General and Business Corporation Law (the "MGBCL") and Section 17-6703 of the Kansas General Corporation Code (the "KGCC"). Under such statutes, assuming that certain conditions set forth in the Prospectus are satisfied, Western Resources could consummate the Merger without any additional vote of the holders of Western Resources Common Stock or Shares. Pursuant to the Merger, each outstanding Share (except for Shares held in the treasury of KCPL and Shares held by shareholders who properly exercise their dissenters' rights, if any, under Missouri law) would be converted into the right to receive a number of shares of Western Resources Common Stock equal to the Exchange Ratio.

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which will constitute at least ninety percent of the total number of outstanding Shares on a fully diluted basis as of the date the Shares are accepted for exchange by Western Resources pursuant to the Offer, (ii) approval of the issuance of shares of Western Resources Common Stock pursuant to the Offer and the Merger and approval of an amendment to the Western Resources Articles (as defined in the Prospectus) to increase the number of shares of Western Resources Common Stock authorized for issuance, by the holders, voting as a single class, of a majority of the shares of Western Resources Common Stock and Western Resources Preferred Stock (as defined in the Prospectus) outstanding on the applicable record date and approval of the Merger by the holders, voting as a single class, of a majority of the Western Resources Preferred Stock, (iii) Western Resources being satisfied, in its reasonable discretion, that the provisions of Section 351.407 of the MGBCL are inapplicable to Western Resources and the transactions contemplated in the Prospectus or full voting rights for all Shares to be acquired by Western Resources pursuant to the Offer having been approved by the shareholders of KCPL pursuant to such statute, (iv) Western Resources being satisfied, in its reasonable discretion, that the provisions of Section 351.459 of the MGBCL will not prohibit for any period of time the consummation of the Merger or any other "business combination" (as defined in such statute) involving KCPL and Western Resources or any subsidiary of Western Resources, (v) the shareholders of KCPL not having approved the issuance of Shares necessary to effect the transactions contemplated by the Amended and Restated Agreement and Plan of Merger, by and among KCPL, KC Merger Sub, Inc., UtiliCorp United Inc. and KC United Corp.,
(vi) all regulatory approvals required to consummate the Offer and the Merger having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Western Resources Board of Directors reasonably determines in good faith will have or reasonably could be expected to have a material adverse effect on Western Resources, KCPL and their respective subsidiaries taken as a whole, (vii) the receipt by Western Resources of a letter from its independent public accountants stating that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles and applicable Securities and Exchange Commission (the "Commission") regulations, (viii) Western Resources being satisfied, in its reasonable discretion, that it will be able to consummate the Merger as a "short-form" merger pursuant to the provisions of Section 351.447 of the MGBCL and Section 17-6703 of the KGCC immediately after consummation of the Offer, and (ix) all outstanding shares of KCPL Preferred Stock (as defined in the Prospectus) having been redeemed.

  The term "Expiration Date" means 12:00 midnight, New York City time, on September 20, 1996, unless and until Western Resources, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Western Resources, will expire.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Western Resources will accept for exchange, and will exchange, Shares validly tendered and not withdrawn as promptly as practicable after the Expiration Date. In addition, subject to applicable rules of the Commission, Western Resources expressly reserves the right to delay acceptance of or the exchange of Shares in order to comply with any applicable law. In all cases, the exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after receipt by Harris Trust Company of New York (the "Exchange Agent") of (a) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities")), (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer) an Agent's Message (as defined in the Prospectus) and (c) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, Western Resources will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when Western Resources gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of Western Resources Common Stock in exchange for Shares pursuant to the Offer and cash in lieu of fractional shares of Western Resources Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering KCPL Shareholders for the purpose of receiving Western Resources Common Stock and cash to be paid in lieu of fractional shares of Western Resources Common Stock from Western Resources and transmitting such Western Resources Common Stock and cash to tendering KCPL Shareholders. Under no circumstances will interest with respect to fractional shares be paid by Western Resources by reason of any delay in making such exchange.

  Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Prospectus at any time prior to the Expiration Date and, unless theretofore accepted for exchange by Western Resources pursuant to the Offer, may also be withdrawn at any time after September 6, 1996.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Prospectus, and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in the Prospectus, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Western Resources, in its sole discretion, which determination shall be final and binding. Neither Western Resources, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under the caption "The Offer --Procedure for Tendering" in the Prospectus at any time prior to the Expiration Date.

  Subject to the applicable rules and regulations of the Commission, Western Resources reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for, or, regardless of whether such Shares were theretofore accepted for exchange, exchange of, any Shares pursuant to the Offer or to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the Western Resources Shareholder Approval Condition, the Regulatory Approval Condition and the condition relating to the effectiveness of the Registration Statement (each as defined in the Prospectus)) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof.

  The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated herein by reference.

  Requests have been made to KCPL pursuant to Rule 14d-5 under the Exchange Act and Section 351.215 of the MGBCL for the use of KCPL's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Prospectus, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by Western Resources following receipt of such lists or listings from KCPL or by KCPL, if KCPL so elects.

  THE PROSPECTUS AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance may be directed to or additional copies of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents may be obtained from the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below or from your broker, dealer, commercial bank or trust company. Copies of the foregoing will be furnished at Western Resources' expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                               [LOGO] GEORGESON
                                & COMPANY INC.

                               Wall Street Plaza
                           New York, New York 10005

                            Banks and Brokers

                               Call Collect

                              (212) 440-9800

                             All Others Call

                        Toll Free: (800) 223-2064

                     The Dealer Manager for the Offer is:


                             SALOMON BROTHERS INC

                           SEVEN WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048

                      (212) 783-6593 (Call Collect)

July 8, 1996

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